Exhibit 2.1

AGREEMENT FOR THE SALE OF THE SHARE CAPITAL
OF LAUREATE GERMANY HOLDING GMBH

DATED 12 APRIL 2018

LEI EUROPEAN INVESTMENTS B.V.

AND

LAUREATE INTERNATIONAL B.V.

AND

GLOBAL UNIVERSITY SYSTEMS GERMANY B.V.

THIS AGREEMENT is made on 12 April 2018

BETWEEN:

(1)                                 LEI EUROPEAN INVESTMENTS B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 67499201), whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (the Seller);

(2)                                 LAUREATE INTERNATIONAL B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 27122275), whose registered office is at Barbara Strozzilaan 201, 1083 HN Amsterdam, the Netherlands (the Guarantor); and

(3)                                 GLOBAL UNIVERSITY SYSTEMS GERMANY B.V. ,a private limited liability company incorporated under the laws of the Netherlands (registered at the Dutch commercial register with number 70991693) ), whose registered office is at Zuidplein 36, WTC A’dam H Tower, 5th floor 0511, 1077XV Amsterdam, The Netherlands (the Purchaser).

BACKGROUND:

(A)                               The Seller owns all the issued and outstanding shares in the capital of Laureate Germany Holding GmbH (the Company), further details of which are set out in Schedule 1.

(B)                               The Seller wishes to sell and the Purchaser wishes to purchase all the issued and outstanding shares in the capital of the Company on the terms set out in this agreement.

(C)                               The Guarantor is the holding company of the Seller and is willing to guarantee the obligations of the Seller under this agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               In this agreement:

Accounts means the audited statutory financial statements for the year ended on the Accounts Date of University of Applied Sciences Europe GmbH, a copy of which has been disclosed in the Data Room;

Accounts Date means 31 December 2015;

Affiliate means any affiliated company (verbundenes Unternehmen) in the meaning of Sections 15 et seq. AktG, provided that, unless expressly provided otherwise, for the purpose of this agreement, the Group Companies shall neither be deemed to be Affiliates of the Seller nor of the Purchaser;

ADP Litigation Matter means (i) the specific litigation matter disclosed at item 3.3 f. of Part 2 of the Disclosure Letter against the Seller’s Warranty at paragraph 3.3 of Schedule 4 of this Agreement; and (ii) the first item in Part B of the litigation report referenced at item 5 of Schedule 3 of the Disclosure Letter;

ADP Payment Amount means the aggregate amount of any damages payable by the Seller to the Purchaser in respect of any Claims in relation to the ADP Litigation Matter;

Agreed Litigation Matters means: (i) the specific litigation matters disclosed at items 3.3 c. to 3.3 i. inclusive of Part 2 of the Disclosure Letter against the Seller’s Warranty at paragraph 3.3 of Schedule 4 of this Agreement; and (ii) the specific litigation matters referred to in Part B of the litigation report referenced at item 5 of Schedule 3 of the Disclosure Letter, including for the avoidance of doubt, the ADP Litigation Matter;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser;

Applicable Accounting Standards means the generally accepted accounting principles for companies in Germany (Grundsätze ordnungsmäßiger Buchführung);

BGB means the German Civil Code (Bürgerliches Gesetzbuch);

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Amsterdam (the Netherlands) and Frankfurt am Main (Germany) for normal business;

Business IT has the meaning given in paragraph 9 of Schedule 4;

Claim means a Warranty Claim or any other claim against the Seller for any breach or alleged breach of this agreement or in respect of any matter arising under or out of this agreement (including a Tax Covenant Claim) or any other Transaction Document;

Company has the meaning given in Recital (A);

Completion has the meaning given in subclause 5.1;

Completion Actions has the meaning given in subclause 5.1;

Damages Payment has the meaning given in paragraph 14 of Schedule 5;

Data Protection Legislation has the meaning given in paragraph 10 of Schedule 4;

Data Room means the information and the documents in the virtual data room operated by Merrill Corporation entitled “Project Laureate - Harbor — Germany” as of 23 February 2018 at 11:59 pm (UK Time), which is encrypted on a USB stick and the index of which is contained in Schedule 1 of the Disclosure Letter;

Disclosed Information has the meaning given in subparagraph 2.1 of Schedule 5;

Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser;

Disputed Liability has the meaning given in paragraph 3 of Schedule 6;

Disputed Tax Payment has the meaning given in paragraph 3 of Schedule 6;

Due Diligence Investigation has the meaning given in subparagraph 1(a) of Schedule 5;

Encumbrances has the meaning given in subclause 2.2;

Excess Recovery has the meaning given in paragraph 14 of Schedule 5;

Expert has the meaning given in subparagraph 7.6 of Schedule 6;

Group means the Company and each of the other Group Companies, taken as a whole;

Group Companies means the Company and the Subsidiaries and Group Company means any of them;

Guarantor has the meaning given in the preamble;

Information Memorandum means the information memorandum, in the Agreed Form, describing the Group Companies and their business;

Information Technology has the meaning given in paragraph 9 of Schedule 4;

Intellectual Property Rights has the meaning given in paragraph 8 of Schedule 4;

Intra-Group Payables means any indebtedness owing, as at Completion, by the Group Companies to members of the Seller’s Group;

Intra-Group Receivables means any indebtedness owing, as at Completion, by members of the Seller’s Group to the Group Companies;

Known VAT Risk means the potential liability for additional VAT payments (and ancillary tax payments related thereto), as described in more detail in the Disclosure Letter by way of a specific disclosure made by reference to the Seller’s Warranty in paragraph 13.1 and paragraph 13.4 of Schedule 4;

Leased Real Estate has the meaning given in subparagraph 6(a) of Schedule 4;

Material Agreement has the meaning given in subparagraph 5.1 of Schedule 4;

Other Claim means a Claim which is not a Warranty Claim or a Tax Covenant Claim;

Owned Real Estate has the meaning given in subparagraph 6(a) of Schedule 4;

Provider has the meaning given in paragraph 12 of Schedule 5;

Purchase Price has the meaning given in clause 4;

Purchaser has the meaning given in the preamble;

Purchaser’s Group means the Purchaser and all its subsidiaries, all companies of which the Purchaser is a subsidiary and all subsidiaries of such companies, but excluding a Group Company;

Real Estate has the meaning given in subparagraph 6(a) of Schedule 4;

Real Estate Lease Agreements means the real estate lease agreements set out in the column headed “Date of and parties to lease” in the table in Part 2 of Schedule 3.

Recipient has the meaning given in paragraph 12 of Schedule 5;

Related Party Arrangements means any agreements (whether on written or unwritten terms) between any Group Company and any member of the Seller’s Group, and Related Party Arrangement shall mean any one of them;

Relevant Interest has the meaning given in subclause 7.4(b);

Replacement Director means, in respect of a Group Company, each person specified in the table in Schedule 7 as being a person to be appointed as a director of that Group Company at Completion;

Resigning Director means, in respect of a Group Company, each person specified in the table in Schedule 7 as being a director of that Group Company that will resign at Completion;

Seller has the meaning given in the preamble;

Seller’s Breach has the meaning given in subparagraph 4.1 of Schedule 5;

Seller’s Group means the Seller, all companies of which the Seller is a subsidiary and all subsidiaries of such companies, but excluding each Group Company;

Seller’s Warranties has the meaning given in clause 9;

Senior Employees has the meaning given in subparagraph 11(a)(i) of Schedule 4;

Shares has the meaning given in subclause 2.1;

Subsidiaries means all the companies mentioned in Schedule 2 and Subsidiary means any of them;

Tax, Taxes or Taxation means:

(a)                                 any tax or duty, or any levy, impost, charge or withholding of any country or jurisdiction having the character of taxation, wherever chargeable, imposed for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and

(b)                                 any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within paragraph (a),

but excluding, in any case, for the avoidance of doubt, deferred taxes and notional tax losses (such as reductions of loss carry forwards or future depreciation);

Tax Covenant Claim means a claim under Schedule 6;

Tax Warranties means the Seller’s Warranties contained in paragraph 13 of Schedule 4;

Taxation Authority means any taxing or other governmental authority or public body in any jurisdiction competent to impose, administer or collect any Taxation;

Third Party Claim has the meaning given in paragraph 11 of Schedule 5;

Third Party Sum has the meaning given in paragraph 14 of Schedule 5;

Title and Capacity Warranties means the Seller’s Warranties contained in subparagraphs 1.1, 1.2(a) and 2.1 to 2.4 (inclusive) of Schedule 4;

Transaction Documents means this agreement, the Disclosure Letter and the TSA;

TSA means the transitional services agreement, substantially similar to the document of that name in the Reference Document;

VAT means value added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State) and any other tax of a similar nature (including sales tax or a tax instead of or in addition to value added tax), whether imposed in Germany or elsewhere;

VDD Reports means:

(a)                                 the financial due diligence report titled Project Harbor (Germany) produced by Ernst & Young, LLP dated 9 August 2017; and

(b)                                 the financial due diligence report titled Project Harbor (Germany) produced by Ernst & Young, LLP dated 22 December 2017;

Warranty Claim means a claim for breach or alleged breach of the Seller’s Warranties.

1.2                               In this agreement, unless the contrary intention appears, a reference to a clause, subclause or Schedule is a reference to a clause, subclause or schedule of or to this agreement. The Schedules form part of this agreement.

1.3                               The headings in this agreement do not affect its interpretation.

1.4                               In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)                                 that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of the Seller under this agreement.

1.5                               In this agreement:

(a)                                 words denoting persons include bodies corporate and unincorporated associations of persons;

(b)                                 any reference to a company includes any company, corporation or other body corporate wheresoever incorporated;

(c)                                  references to an individual or a natural person include his estate and personal representatives;

(d)                                 subject to clause 16, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(e)                                  the words including and include shall mean including without limitation and include without limitation, respectively; and

(f)                                   any reference to €, EUR or Euro is to the single currency of the participating member states as defined in Council Regulation EC No. 1103/97 of 17th June, 1997 made under Article 235 of the Treaty on European Union.

1.6                               For the purposes of this agreement, a company is a subsidiary of another company, its holding company, if that other company:

(a)                                 holds a majority of the voting rights in it; or

(b)                                 has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any); or

(c)                                  is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself, directly or indirectly, a subsidiary of that other company.

1.7                               For the purposes of this agreement, a company is a wholly-owned subsidiary of another company if it has no members except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries.

1.8                               General words used in this agreement shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.                                      SALE AND PURCHASE OF THE SHARES

2.1                               The Seller is the owner of all of the 25,000 shares in the nominal amount of EUR 1 each in the capital of the Company representing the entire share capital of the Company (the Shares).

2.2                               On the terms of this agreement, and with commercial effect as of Completion, the Seller hereby sells and the Purchaser hereby purchases the Shares free and clear from any and all options, rights to acquire, mortgages, charges, pledges, liens or other forms of security or any agreement to create any of the foregoing (together, Encumbrances) and together with all rights attaching to them on or after Completion.

3.                                      ASSIGNMENT OF THE SHARES

3.1                               The Seller hereby assigns (abtreten) to the Purchaser the Shares. The Purchaser hereby accepts such assignment. The assignment of the Shares shall be subject to the condition precedent (aufschiebende Bedingung) of the receipt of the Purchase Price in accordance with subclause 5.1. The Shares are assigned together with all rights and obligations attaching to them as at Completion with the right to receive profits, including such profits which have not yet been distributed on or prior to Completion.

3.2                               The Seller waives all rights of pre-emption which it may have (whether under the Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser of the Shares or any of them.

4.                                      PURCHASE PRICE

The purchase price for the Shares shall be the amount of EUR 1,000,000 (the Purchase Price).

5.                                      COMPLETION

5.1                               To effect the completion of the sale and purchase of the Shares in accordance with this agreement (the Completion), the Seller and the Purchaser shall take, or shall procure to be taken, the following actions (the Completion Actions) at the offices of Bergstraße Notarial Firm (at Bergstraße 11, 20095 Hamburg, Germany) immediately after the signature of this agreement:

(a)                                 the Purchaser shall pay or procure payment of the Purchase Price to the Seller;

(b)                                 Iniciativas Culturales de España S.L. and the Company shall enter into the TSA; and

(c)                                  the Seller shall procure the delivery to the Purchaser of:

(i)                                     statements of the Group Companies’ bank accounts and of the credit or debit balance on each of them as at a date not more than 1 day before the date of this agreement showing a balance, in aggregate in respect of all such bank accounts, of not less than EUR 6,009,000;

(ii)                                  resignation letters effective on the date hereof, for each Resigning Director of each Group Company; and

(iii)                               an original or certified copy of shareholders’ resolutions of each Group Company to: (A) accept the resignations of each Resigning Director of that Group Company and approve the conduct of business by each such director; and (B) appoint as a director of that Group Company, in each case subject to such person having consented to act, each Replacement Director of that Group Company.

5.2                               No party shall be obliged to complete the sale and purchase of the Shares unless all of the Completion Actions are performed on the same date and in accordance with the terms of this agreement and if for any reason Completion does not occur any action taken shall be deemed not to have occurred and the parties shall take all action necessary to restore them to their respective positions prior to such actions being taken.

6.                                      POST-COMPLETION COVENANTS

6.1                               As soon as reasonably practicable (and, in any event, within 30 days) after Completion, the Purchaser shall procure that the name of any Group Company whose name includes the word “Laureate” (whether in English or translated in to any other language) is changed so that it no longer contains the word “Laureate” and shall provide evidence to the Seller that the following undertakings have so changed their names:

(a)                                 Laureate Germany Holding GmbH; and

(b)                                 Laureate Academies GmbH.

6.2                               As soon as reasonably practicable (and, in any event, within 30 days) after Completion, the Purchaser shall procure that no Group Company:

(a)                                 uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the Seller’s Group; or

(b)                                 otherwise represents that the Seller or any other member of the Seller’s Group retains any connection with the Group Companies.

6.3                               Following Completion, Purchaser will consider in a good faith the possibility of University of Applied Sciences Europe GmbH participating in a Public-Private-Partnership university in China.

7.                                      NON-COMPETITION AND NON-SOLICITATION

7.1                               In this clause 7:

(a)                                 Key Employee means an employee of a Group Company earning more than EUR 125,000 gross per annum (taking into account both the fixed salary and bonus on the basis that 100% of the relevant target is achieved), other than Haris Hassabis in respect of whom the restrictions in subclause 7.2(b) shall not apply;

(b)                                 Restricted Activity means the business of any standalone multidisciplinary university founded and operating in Germany which is directly competitive with the universities operated by the Group Companies in Germany; and

(c)                                  Restricted Person means any director, officer or senior executive (being an employee with the position of vice president or above) of any member of the Seller’s Group or any other employee of a member of the Seller’s Group with whom the Purchaser or any other member of the Purchaser’s Group has come into contact in connection with the negotiation of this agreement and the transactions contemplated by this agreement.

7.2                               The Seller covenants with the Purchaser and each Group Company that it shall not and shall procure that no other member of the Seller’s Group shall:

(a)                                 for a period of 24 months after Completion own or operate any business which carries on a Restricted Activity; or

(b)                                 for a period of 24 months after Completion employ any person who is at Completion a Key Employee of a Group Company.

7.3                               The Purchaser covenants with the Seller and each other member of the Seller’s Group that it shall not and shall procure that neither any other member of the Purchaser’s Group nor any Group Company shall for a period of 12 months after Completion induce or attempt to induce any Restricted Person to leave the employment of the relevant member of the Seller’s Group.

7.4                               The restrictions in subclause 7.2(a) shall not:

(a)                                 prevent any member of the Seller’s Group from holding shares or debentures in a listed company that carries on a Restricted Activity, provided such shares or debentures confer not more than 5% of the votes which could normally be cast at a general meeting of that company; or

(b)                                 apply (or as the case may be shall cease to apply) to the extent that any member of the Seller’s Group after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business which carries on a Restricted Activity (the Relevant Interest), provided that the Relevant Interest is not the principal business activity of the company or business acquired; or

(c)                                  prevent the Seller’s Group from carrying on the business(es) or range of business(es) carried on by the Seller’s Group at Completion or the expansion of any such business(es) in substantially the same form as the form in which they are carried on at the date of this agreement; or

(d)                                 prevent the Seller’s Group from carrying on any online business (including offering any online courses).

7.5                               The restrictions in subclause 7.2(b) shall not prevent any member of the Seller’s Group from:

(a)                                 publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with and/or hiring any person who replies to any such advertisement or who initiates any contact with any member of the Seller’s Group; or

(b)                                 hiring any Key Employee whose duties have been terminated after Completion by the Group Company who employed such Key Employee at Completion.

7.6                               The restrictions in subclause 7.3 shall not prevent any member of the Purchaser’s Group from:

(a)                                 publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any member of the Purchaser’s Group; or

(b)                                 hiring any Restricted Person whose duties have been terminated after Completion by the member of the Seller’s Group who employed such Restricted Person at Completion.

7.7                               Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

7.8                               Subclauses 7.2 and 7.3, respectively, may be enforced by each Group Company against the Seller and by each relevant member of the Seller’s Group against the Purchaser.  The provisions of subclauses 7.2 and 7.3 may be varied by agreement between the Seller and the Purchaser (and the Purchaser may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 7.2 and the Seller may also settle in whole or in part any liability in respect of rights or claims contemplated by subclause 7.3) without the consent of any Group Company or any other member of the Seller’s Group.

7.9                               The Seller agrees that the restrictions of the Seller and Seller’s Group contained in this clause 7 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

7.10                        The Purchaser agrees that the restrictions of the Purchaser and Purchaser’s Group contained in this clause 7 are no greater than is reasonable and necessary for the protection of the interests of the Seller’s Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.                                      INTRA-GROUP LOANS AND GUARANTEES

8.1                               The parties acknowledge that the Purchase Price has been agreed on the basis that there are no Intra-Group Payables owing on Completion by any Group Company to any member of the Seller’s Group for the time being other than any amounts which may fall to be paid pursuant to any express provisions of any of the Transaction Documents.  The Seller hereby agrees (on behalf of itself and of each other member of the Seller’s Group for the time being) that no member of the Seller’s Group from time to time shall following Completion have any rights or claims against the Purchaser or any Group Company in respect of the Intra-Group Payables or any part of them and the Seller shall, at the request of the Purchaser, procure that any member of the Seller’s Group to which Intra-Group Payables are owing waives those Intra-Group Payables by executing a deed of waiver in such form as the Purchaser shall reasonably require or, if that is not permissible or practicable or would give rise to adverse tax consequences, shall procure that such Intra-Group Payables are discharged or otherwise eliminated at no cost to any member of the Purchaser’s Group or any Group Company.

8.2                               The parties further acknowledge that the Purchase Price has been agreed on the basis that there are no Intra-Group Receivables owing on Completion by any member of the Seller’s Group to any Group Company.  The Purchaser hereby agrees (on behalf of itself and of each Group Company) that no Group Company from time to time shall following Completion have any rights or claims against the Seller or any other member of the Seller’s Group in respect of the Intra-Group Receivables or any part of them and the Purchaser shall, at the request of the Seller, procure that any Group Company to which Intra-Group Receivables are owing waives those Intra-Group Receivables by executing a deed of waiver in such form as the Seller shall reasonably require or, if that is not permissible or practicable or would give rise to adverse tax consequences, shall procure that such Intra-Group Receivables are discharged or otherwise eliminated at no cost to any member of the Seller’s Group.

8.3                               Without prejudice to the other provisions of this clause 8 in relation to Intra-Group Payables and Intra-Group Receivables, with effect from Completion, and save in respect of:

(a)                                 any liabilities or obligations pursuant to, and in accordance with, the Transaction Documents or for breach of the Transaction Documents; and

(b)                                 the Collaboration Agreement (including the annex thereto) dated 22 February 2013 between Universidad Europea de Madrid and University of Applied Sciences Europe GmbH (formerly BiTS) (as disclosed in the Data Room), the Seller shall, and shall procure that each applicable member of the Seller’s Group shall, and the Purchaser shall procure that each Group Company shall:

(c)                                  procure that all Related Party Arrangements are terminated on or as soon as reasonably practicable after Completion:

(i)                                     at no cost to the Group Companies or the Seller’s Group;

(ii)                                  with no residual liability for the Group Companies or the Seller’s Group; and

(iii)                               without any residual rights for any member of the Seller’s Group (including, for the avoidance of doubt, any residual licence for the use of Intellectual Property Rights and/or know-how of any Group Company or its business) or the Group, it being acknowledged and agreed that the intention of the parties is that this subclause 8.3 is sufficient to effect such termination of the Related Party Arrangements on the terms set out in this subclause; and

(d)                                 with effect from Completion:

(i)                                     release and discharge each member of the Group and the Seller’s Group, respectively, from any and all liabilities or obligations to the applicable members of the Seller’s Group or the Group, respectively (including in respect of such Related Party Arrangements); and

(ii)                                  procure that each member of the Seller’s Group or the Group, respectively, shall waive any and all claims (in the absence of fraud) it has or may have against any member of the Group or the Seller’s Group, respectively (including in respect of such Related Party Arrangements).

9.                                      SELLER’S WARRANTIES

The Seller warrants as an independent guarantee (selbstständiges Garantieversprechen) in accordance with Section 311 BGB to the Purchaser that, subject to the provisions of this agreement and in particular to the provisions of Schedule 5, each of the statements set out in Schedule 4 (the Seller’s Warranties) is true and accurate at the date of this agreement, provided that:

(a)                                 any limitations of the Seller’s Warranties set out in this agreement and its Schedules, in particular in Schedule 5, shall constitute an integral part of the Seller’s Warranties and they are solely provided on the basis of these limitations;

(b)                                 any of the Seller’s Warranties expressly required to be true on a specific date shall merely be required to be true on such date;

(c)                                  any of the Seller’s Warranties given subject to the Seller’s knowledge are solely given as of the date of this agreement;

(d)                                 the Parties agree that no Seller’s Warranty shall be construed as a guarantee (Garantieerklärung) within the meaning of Sections 443 or 444 BGB and that the circumstances set out below are not quality features (Beschaffenheitsmerkmale) within the meaning of Section 443 para. 1 BGB. Therefore, should one or more of the statements set out in Schedule 4 be incorrect, the remedies set forth in Schedule 5 shall apply exclusively; and

(e)                                  except for the Seller’s Warranties, the sale of the Shares shall be made to the exclusion of any warranties, representations or guarantees. The Purchaser acknowledges that it does not rely on any express or implied representations, warranties or guarantees, of whatever nature, which have been made by or on behalf of the Seller except as provided for in this agreement and that its contractual relationship with the Seller will only be governed by the provisions set out in this agreement. Without limiting the generality of the foregoing, the Purchaser acknowledges that, except as set out in this agreement, the Seller gives no representations, warranties or guarantees in respect of (i) the period after the date of this agreement, i.e. in particular in respect of future developments; (ii) the goodwill and profitability of the Group Companies; (iii) the business opportunities or developments of the Group Companies; or (iv) any information or documents made available to the Purchaser, its Affiliates or any of their representatives, employees, directors, agents, officers or advisers.

10.                               PURCHASER’S WARRANTIES

10.1                        The Purchaser warrants to the Seller at the date of this agreement that:

(a)                                 it is a limited liability company validly existing under the laws of The Netherlands and has been in continuous existence since its incorporation;

(b)                                 it has the power to execute and deliver this agreement and each of the other Transaction Documents and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)                                  this agreement constitutes, and each of the other Transaction Documents will when executed constitute, legal, valid and binding obligations of the Purchaser in accordance with its and their respective terms;

(d)                                 the execution and delivery by the Purchaser of this agreement and of each of the other Transaction Documents and the performance of the obligations of the Purchaser under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which the Purchaser is a party and which is material in the context of the transactions contemplated by this agreement; or

(ii)                                  the constitutional documents of the Purchaser; or

(iii)                               any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound and which is material in the context of the transactions contemplated by this agreement;

(e)                                  all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with; and

(f)                                   the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary funds to meet in full its obligations under this agreement, and each of the other Transaction Documents.

10.2                        If and to the extent any of the above warranties is incorrect and/or incomplete the Seller shall be entitled to claim monetary damages (Wertersatz) from the Purchaser in the amount which is necessary to put the Seller in the position in which the Seller would have been had the guarantee been correct and complete (positives Interesse).

11.                               TAX MATTERS

The Seller and the Purchaser shall comply with the provisions of Schedule 6 with effect from Completion.

12.                               GUARANTEE

12.1                        The Guarantor unconditionally and irrevocably:

(a)                                 guarantees to the Purchaser the payment when due of all amounts payable by the Seller to the Purchaser under or pursuant to this agreement;

(b)                                 undertakes to ensure that the Seller will perform when due all its obligations under or pursuant to this agreement;

(c)                                  agrees that if, and each time that, the Seller fails to make any payment to the Purchaser when it is due under or pursuant to this agreement, the Guarantor must on demand (without requiring the Purchaser first to take steps against the Seller) pay that amount to the Purchaser as if it were the principal obligor in respect of that amount; and

(d)                                 agrees as principal debtor and primary obligor to indemnify the Purchaser against all losses and damages sustained by it flowing from any non-payment or default of any kind by the Seller under or pursuant to this agreement, provided that the amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 12 had the amount claimed been recoverable on the basis of a guarantee.

12.2                        The Guarantor’s obligations under this clause 12 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)                                 any time or indulgence granted to, or composition with, the Seller or any other person;

(b)                                 the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against the Seller or any other person;

(c)                                  any variation or change to the terms of this agreement; or

(d)                                 subject to subclause 12.3, any unenforceability or invalidity of any obligation of the Seller, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

12.3                        The Purchaser shall not have any greater rights against the Guarantor than it has against the Seller under this agreement.

12.4                        The Guarantor warrants to the Purchaser that:

(a)                                 it is a limited liability company validly existing under the laws of the Netherlands, has been in continuous existence since its incorporation and has the requisite power and authority to enter into and perform, and has taken or will have taken by Completion all corporate action necessary to authorise the execution and delivery and the performance of its obligations under, this agreement;

(b)                                 this agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(c)                                  the execution and delivery by the Guarantor of this agreement and the performance of its obligations under it do not and will not conflict with or constitute a default under:

(i)                                     any provision of its constitutional documents; or

(ii)                                  any order or judgment of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets and which in each case is material in the context of the transactions contemplated by this agreement; and

(d)                                 all authorisations from, and all notices or filings with, any governmental or other authority that are necessary to enable the Guarantor to execute, deliver and perform its obligations under this agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

13.                               ANNOUNCEMENTS AND CONFIDENTIALITY

13.1                        Subject to subclauses 13.5 and 13.6, the Seller shall (and shall procure that each other member of the Seller’s Group and, in respect of the period up to Completion, each Group Company, and each such person’s advisers and connected persons, shall) and the Purchaser shall (and shall procure that each member of the Purchaser’s Group and, in respect of the period from Completion, each Group Company, and each such person’s advisers and connected persons, shall):

(a)                                 not make any announcement concerning the sale and purchase of the Shares or any related or ancillary matter; and

(b)                                 keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

13.2                        The Purchaser:

(a)                                 must, and must procure that each other member of the Purchaser’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by it in connection with this agreement which relates to the Seller or any other member of the Seller’s Group; and

(b)                                 must procure that, if after Completion any Group Company holds confidential information relating to the Seller or any other member of the Seller’s Group, that

Group Company shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Seller or destroy it, in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

13.3                        The Seller:

(a)                                 must, and must procure that each other member of the Seller’s Group for the time being shall, keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by it in connection with this agreement which relates to the Purchaser or any other member of the Purchaser’s Group; and

(b)                                 must procure that, if after Completion any member of the Seller’s Group holds confidential information relating to any Group Company, that member of the Seller’s Group shall after Completion keep that information confidential and shall, so far as it is practicable, return that information to the Purchaser or destroy it, in either case without retaining copies (other than to the extent required under applicable law or regulation or internal compliance policies).

13.4                        Except to the extent specified in such clauses, the provisions of subclauses 13.1, 13.2 and 13.3 shall apply before, on and after Completion.

13.5                        Nothing in subclauses 13.1, 13.2 or 13.3 prevents any announcement being made or any confidential information being disclosed:

(a)                                 where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)                                 with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed;

(c)                                  to the extent required by law, any court of competent jurisdiction, any stock exchange or any competent regulatory body, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be); or

(d)                                 to any Taxation Authority  where such disclosure is necessary or desirable in the course of managing the Tax affairs of a member of the Seller’s Group or the Purchaser’s Group, as the case may be.

13.6                        Nothing in subclauses 13.1, 13.2 or 13.3 prevents any confidential information being disclosed to the extent:

(a)                                 required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)                                 that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)                                  that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group; or

(d)                                 that the information is in or comes into the public domain otherwise than by breach of this agreement by either party.

14.                               NOTICES

14.1                        Any notice or other communication to be given under this agreement must be in writing and must be delivered or sent by courier, by fax or by e-mail to the party to whom it is to be given at its address, fax number or e-mail address appearing in this agreement as follows:

(a)                                 to the Seller at:

Fax:

Email:

marked for the attention of General Counsel;

(b)                                 to the Purchaser at:

Email:

marked for the attention of

(c)                                  to the Guarantor at:

Fax:

Email:

marked for the attention of General Counsel,

or at any such other address (or fax number or e-mail address) of which it shall have given notice for this purpose to the other parties under this clause.

14.2                        Any notice or other communication shall be deemed to have been given:

(a)                                 if delivered or sent by courier, on the date of delivery to the relevant address; or

(b)                                 if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission; or

(c)                                  if sent by e-mail, on the date of sending, if sent before 3.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of sending, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

14.3                        In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made to the relevant address or that the fax or e-mail was properly addressed and transmitted or sent, as the case may be.

14.4                        This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

15.                               FURTHER ASSURANCES

On or after Completion each party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other party may from time to time reasonably require in order to vest any of the Shares in the Purchaser.

16.                               ASSIGNMENTS

No party to this agreement may, in whole or in part, dispose of with in rem effect (verfügen) any claims (including future or contingent claims and claims for the assignment of the Shares arising from or in connection with this agreement by way of assignment, encumbrance or otherwise) without the prior written consent of the other parties to this agreement, except for: (a) the assignment of rights or obligations under this agreement by the Purchaser as security to banks or finance providers financing the transactions contemplated under this agreement provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security; and (b) the assignment of rights or obligations under this agreement by the Purchaser to any other member of the Purchaser’s Group, provided, however, that an assignment under this paragraph (b) shall only be valid if the assignee is obliged to reassign such right or obligation in case it ceases to be a member of the Purchaser’s Group.

17.                               PAYMENTS

17.1                        Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or to the Purchaser under this agreement shall be made in Euro by transfer of the relevant amount into the relevant account on the date the payment is due for value on that date and in immediately available funds.  The relevant account for a given payment is:

(a)                                 if that payment is to the Seller:

bank:
account number:
IBAN:
SWIFT:
account name:
currency:	EUR

or such other account as the Seller shall, not less than five Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)                                 if that payment is to the Purchaser:

bank:
account number:
IBAN:
SWIFT:
account name:
Currency:	EUR

or such other account as the Purchaser shall, not less than five Business Days before the date that payment is due, have specified by giving notice to the Seller for the purpose of that payment.

17.2                        If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate equal to 4% per annum, which interest shall accrue from day to day and be compounded monthly.

18.                               GENERAL

18.1                        Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

18.2                        Except as otherwise expressly provided in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.  The Purchaser shall pay any notarial fees and costs and any transfer taxes (including real estate transfer taxes) payable in connection with this agreement or its execution, or on the transfer of the Shares. The VAT (if any) levied in connection with this agreement or its execution, or on the transfer of the Shares, shall be paid by the Purchaser and shall be paid at the same time as the consideration is paid on which the VAT is chargeable, and for this purpose any sum payable by the Purchaser under this agreement shall be deemed to be expressed to be exclusive of VAT.

18.3                        The rights of each party under this agreement:

(a)                                 may be exercised as often as necessary;

(b)                                 except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or the non-exercise of any such right is not a waiver of that right.

19.                               WHOLE AGREEMENT

19.1                        This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions except the non-disclosure agreement entered into between Laureate Education, Inc. and GUS UK Management Limited dated 31 July 2017 (the NDA), provided however, that the NDA shall not apply to information solely relating to the Company or Group Companies provided to the Purchaser, the Recipient or any of its affiliates in relation to the Company or Group Company on behalf of the Company.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

For the purpose of this clause only, the term “Recipient” has the meaning GUS UK Management Limited, a company incorporated in England with its registered address at Belmont House, Station Way, Crawley, West Sussex, RH10 1JA.

19.2                        Each party:

(a)                                 acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this agreement;

(b)                                 waives all rights and remedies which, but for this subclause 19.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)                                  acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this agreement.

19.3                        No party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances.

19.4                        Nothing in this clause limits or excludes any liability for fraud or gross negligence or limits any remedy which cannot be waived as a matter of applicable law.

19.5                        Any amendment or supplement to or modification or termination of this agreement, including this provision, shall be valid only if made in writing (Schriftform), except to the extent a stricter form (e.g. notarial recording) is required under applicable law. Any waiver, permit, consent and approval under this agreement must be made expressly and in writing (Schriftform).

19.6                        Should any provision of this agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced, or to the extent this is not possible, shall be replaced through an agreement in the required form by the Parties, by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this agreement. It is the express intent of the Parties that this subclause 19.6 shall not be construed as a mere reversal of burden of proof (Beweislastumkehr) but as a contractual exclusion of Section 139 BGB in its entirety.

20.                               GOVERNING LAW

This agreement shall be governed by German law excluding conflict of laws rules.

21.                               DISPUTE RESOLUTION

21.1                        Any dispute between the parties or their respective legal successors arising from or in connection with this agreement and its validity or consummation shall be exclusively and finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. / D.I.S.) in their then current version without recourse to the courts of law.

21.2                        The venue of the arbitration shall be Frankfurt, Germany.

21.3                        The arbitral tribunal consists of three arbitrators.

21.4                        The language of the arbitral proceedings shall be English, provided, however, that the parties shall be entitled to submit written evidence in the German language.

21.5                        In the event that mandatory applicable law requires any matter arising from or in connection with this agreement, its validity or consummation to be decided upon by a court of law, the competent courts in and for Frankfurt, Germany, shall have the exclusive jurisdiction thereupon.

21.6                        The laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on Contracts for the International Sale of Goods, are applicable to the dispute.

22.                               LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed.  However, where a term in German is given in italics or in italics and in brackets after an English term and there is any inconsistency the meaning in German shall prevail.

List of Omitted Exhibits

The following schedules to the Sale and Purchase Agreement, dated April 12, 2018, among LEI European Investments B.V., Laureate International B.V. and Global University Systems Germany B.V., have not been provided herein:

1 Share Capital of Laureate Germany Holding GmbH

2 Subsidiaries

3 Real Estate

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the U.S. Securities and Exchange Commission upon request.

SCHEDULE 4

SELLER’S WARRANTIES

In this Schedule:

(a)                                 Relevant Date means, in relation to a Group Company, the later of: (a) the date which is three years prior to the date of execution of this agreement; and (b) the date of incorporation of that Group Company; and

(b)                                 where any statement is qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller after having made reasonable enquiry only of the following individuals: Haris Hassabis, Daniel Gross and Stefan Stein.

1.                                      TITLE

1.1                               Ownership of Shares

(a)                                 The Shares constitute the whole of the issued share capital of the Company and are fully paid up.

(b)                                 The Seller is the sole and unrestricted owner of the Shares.  The Seller is entitled to transfer the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this agreement.

(c)                                  There is no Encumbrance over any of the Shares, there is no agreement or commitment to give or create any such Encumbrance (other than this agreement) and no person has made any claim to be entitled to any right over or affecting the Shares.

1.2                               Subsidiaries

(a)                                 The shares, details of which are set out opposite “issued share capital” under a Subsidiary’s name in Schedule 2, constitute the whole of the issued share capital of that Subsidiary.  The shares in each such Subsidiary that are indicated in Schedule 2 as being owned by the Company are owned by the Company free from any Encumbrance and are fully paid up, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting any such shares in the Subsidiaries. The shares of each Subsidiary that are indicated in Schedule 2 are free of any additional obligations (Nachschusspflichten); in particular, no open or hidden repayments of capital (Einlagenrückgewähr) have been made.

(b)                                 Other than as set out in Schedule 2, no Group Company is the owner of any shares of any other company.

2.                                      CAPACITY, INCORPORATION AND INSOLVENCY

2.1                               Incorporation and capacity of the Seller

The Seller is a limited liability company validly existing under the laws of the Netherlands with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of its obligations under, this agreement and each of the other Transaction Documents.

2.2                               Valid obligations

This agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Seller in accordance with its terms.

2.3                               No default

The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Seller under it and each of them do not and will not conflict with or constitute a default under any provision of:

(a)                                 any agreement or instrument to which the Seller is a party and which is material in the context of the transactions contemplated by this agreement; or

(b)                                 the constitutional documents of the Seller; or

(c)                                  any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller is bound and which is material in the context of the transactions contemplated by this agreement.

2.4                               Filings and consents

All authorisations from, and notices or filings with, any governmental or other regulatory authority that are necessary to enable the Seller to execute, deliver and perform its obligations under this agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

2.5                               Incorporation of Group Companies

Each Group Company is a company validly existing under the laws of Germany as shown in the relevant Schedule with full power and authority to conduct its business as presently conducted.

2.6                               Constitutional and corporate documents

The constitutional and corporate documents of each Group Company including, in particular, the articles of association and any enterprise agreements (Unternehmensverträge) have been properly kept and true and accurate copies are in the Data Room and no action has been taken to amend any of them.

2.7                               Group Companies

The particulars relating to the Group Companies set out in Schedule 1 and Schedule 2 to this agreement are true and accurate.

2.8                               Insolvency

(a)                                 No administrator, receiver or administrative receiver has been appointed in respect of the whole or any part of the assets or undertaking of any Group Company.

(b)                                 No order has been made and no resolution has been passed for the winding-up of any Group Company and, so far as the Seller is aware, no petition has been presented for that purpose.

(c)                                  Within the meaning of Sections 17 et. seqq German Insolvency Act, no Group Company is insolvent (zahlungsunfähig), has ceased or suspended payments (Zahlungen eingestellt), is probably not able to pay its debts as they fall due (drohende Zahlungsunfähigkeit) or is overindebted (überschuldet).

(d)                                 No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of a Group Company.

3.                                      COMPLIANCE

3.1                               Compliance with laws

(a)                                 No Group Company has, since the Relevant Date, received written notice from any governmental or regulatory body that it is in violation of any applicable statute, regulation, order, decree or judgment of any court or governmental agency of the jurisdiction in which it is incorporated, where such violation or default would have a material adverse effect on the assets or financial position of the Group.

(b)                                 So far as the Seller is aware, neither any Group Company nor any of their respective directors, officers or employees has, since the Relevant Date, done or omitted to do anything, the doing or omission of which amounts to a contravention of any applicable statute, order, regulation or the like giving rise to any material fine, penalty or other liability or sanction on the part of that Group Company, in any such case that would have a material adverse effect on the assets or financial position of the Group.

(c)                                  So far as the Seller is aware, neither any Group Company nor any of their respective directors, officers or employees is or has been in violation of any applicable anti-corruption law or measure applicable to any of the assets or operations of any Group Company, including any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

3.2                               Licences

(a)                                 Each Group Company has all material licences, permissions, authorisations and consents required for the carrying on of the business as now carried on by it and, so far as the Seller is aware, no Group Company has received written notice that it is materially in default under any such material licence, permission, authorisation or consent. No Group Company has received a written notice since the Relevant Date that any of those material licenses, permissions, authorisations and consents (i) has been completely or partly withdrawn or revoked or (ii) has expressly been threatened to be completely or partly withdrawn or revoked.

(b)                                 So far as the Seller is aware:

(i)                                     the Group has in good faith made commercially reasonable efforts to fulfil those conditions of the decision of the Ministry for Innovation, Science and Research of the

State of North Rhine-Westphalia, dated 27 January 2017 which were required to be fulfilled prior to the date of this agreement;

(ii)                                  none of the conditions referred to in subparagraph (i) which was required to be fulfilled prior to the date of this agreement has not been fulfilled prior to the date of this agreement; and

(iii)                               no Group Company has done, or omitted to do, anything which makes it more likely than not that any condition of the decision of the Ministry for Innovation, Science and Research of the State of North Rhine-Westphalia, dated 27 January 2017 which is required to be fulfilled after the date of this agreement will not be so fulfilled by the due date for fulfilment specified by the Ministry, in each case to the extent that non-fulfilment (in whole or in part) would reasonably be expected to result in revocation of the state recognition of University of Applied Sciences Europe GmbH as a university.

3.3                               Litigation

Except as claimant in the collection of debts arising in the ordinary course of business, no Group Company is engaged in any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Group nor, so far as the Seller is aware, has any such proceeding been expressly threatened in writing by or against any Group Company.

4.                                      ACCOUNTS

4.1                               General

The Accounts:

(a)                                 have been prepared in accordance with the Applicable Accounting Standards;

(b)                                 give, within the meaning of Section 264 para. 2 of the German Commercial Code (Handelsgesetzbuch) and in line with such principles, a true and fair view of the financial position of the relevant Group Company as at the Accounts Date based on the information available to the management of the Group Companies as of the date of preparation;

(c)                                  have been certified without reservations by the relevant Group Company’s auditors; and

(d)                                 have been prepared on a basis consistent, in all material respects, with the basis employed in such audited accounts of the Group Company for the immediately preceding financial year.

4.2                               Position since Accounts Date

Since the Accounts Date:

(a)                                 the business of each Group Company has been carried on in the ordinary course, and there has been no material adverse change in the financial position of the Group, except as a result of market conditions and other factors generally affecting similar businesses;

(b)                                 no Group Company has assumed any liabilities owed by the Seller or any other member of the Seller’s Group to another Group Company or a third party;

(c)                                  no Group Company has transferred any material asset (excluding, for these purposes, cash) to the Seller or any other member of the Seller’s Group; and

(d)                                 no Group Company has created an Encumbrance over any of its assets in respect of liabilities owed by the Seller or any other member of the Seller’s Group.

4.3                               Cash in bank accounts

The aggregate cash balance of the Group Companies’ bank accounts is not less than EUR 6,009,000.

5.                                      COMMERCIAL ARRANGEMENTS AND INSURANCE

5.1                               Material Agreements

In this subparagraph 5.1, Material Agreement means an agreement entered into by a Group Company which:

(i)                                     has an annual value in excess of EUR 1,000,000; or

(ii)                                  is a contract of guarantee or indemnity pursuant to which any Group Company guarantees or indemnifies the performance of any obligation by any person other than another Group Company; or

(iii)                               was entered into otherwise than in the ordinary course of business,

other than any Lease.

(a)                                 A copy of each Material Agreement is in the Data Room.

(b)                                 No Group Company has, since the Relevant Date, received written notice that it is in default under any Material Agreement.

(c)                                  So far as the Seller is aware:

(i)                                     all Material Agreements are in full force and effect and are valid and binding in accordance with their terms (subject to applicable insolvency laws); and

(ii)                                  each other party to a Material Agreement has complied with its material obligations under the relevant Material Agreement.

5.2                               Indebtedness

(a)                                 No Group Company has, since the Relevant Date, received any written notice:

(i)                                     to repay any borrowings or indebtedness under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; or

(ii)                                  that an event of default has occurred and is outstanding under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) or other credit facility of a Group Company.

(b)                                 The total amount borrowed by each Group Company from its bankers does not exceed its overdraft and other facilities.

(c)                                  No Group Company has outstanding any loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits).

(d)                                 No Group Company has, since the Relevant Date, lent any money which is due to be repaid and has not been repaid and no Group Company owns the benefit of any debt, other than in any such case: (i) any debts accrued in the ordinary course of its business; (ii) any Intra-Group Payables or Intra-Group Receivables; and (iii) any loans from one Group Company to another Group Company.

5.3                               Insurances

The Group Companies have taken out insurances on the bases and in respect of the risks referred to in the list of insurance cover contained in the Data Room, and:

(a)                                 so far as the Seller is aware, such insurances are in full force and effect;

(b)                                 so far as the Seller is aware, there are no special circumstances which might lead to any liability under such insurances being avoided by the insurers; and

(c)                                  no material claims which remain outstanding have been made under any such insurances.

6.                                      REAL ESTATE

(a)                                 Part 1 of Schedule 3 contains for each Group Company a correct and complete list of all real estate owned or co-owned by such Group Company (the Owned Real Estate) and Part 2 of Schedule 3 contains for each Group Company a correct and complete list of all real estate leased by such Group Company from a third party (the Leased Real Estate and together with the Owned Real Estate, the Real Estate). No real estate other than the Owned Real Estate and the Leased Real Estate is currently used by the Group Companies to conduct their business as presently conducted.

(b)                                 Each Group Company is the legal and beneficial owner of the Owned Real Estate listed for such Group Company in Part 1 of Schedule 3.

(c)                                  The Owned Real Estate is free from any Encumbrance capable of being registered in the land register.

(d)                                 So far as the Seller is aware, (i) no Group Company is in material breach of any statutory, municipal or other requirement (including zoning requirements, planning consents and building permits) in connection with the use of the Real Estate; and (ii) none of the Real Estate Lease Agreements has been terminated in writing by any party.

(e)                                  There are no material disputes affecting any of the Real Estate.

7.                                      ENVIRONMENTAL MATTERS

So far as the Seller is aware, no building on the Real Estate is contaminated with asbestos such that it would have a material impact on the ability of the Group to operate its business.

8.                                      INTELLECTUAL PROPERTY

In this paragraph 8, Intellectual Property Rights means (a) copyright, patents, database rights and rights in trademarks, designs, know-how and confidential information (whether registered or unregistered), (b) applications for registration, and rights to apply for registration, of any of the foregoing rights and (c) all other intellectual property rights and equivalent or similar forms of protection existing in Germany.

(a)                                 The Seller has delivered to the Purchaser a list (as referred to in the Disclosure Letter) of all patents, registered trademarks, registered service marks, registered designs or other registered Intellectual Property Rights of which a Group Company is the registered proprietor or for which application has been made by a Group Company.

(b)                                 So far as the Seller is aware, the Group Companies own or use pursuant to binding licence agreements all Intellectual Property Rights necessary to conduct their business as presently conducted.

(c)                                  No Group Company has, since the Relevant Date, received a written notice that it infringes any Intellectual Property Right of any third party.

(d)                                 So far as the Seller is aware, there has, since the Relevant Date, been no unauthorised use by any person of any material Intellectual Property Rights of a Group Company or any confidential information belonging to any Group Company.

(e)                                  No Group Company carries on business under a name or names other than its registered corporate or trade names.

9.                                      INFORMATION TECHNOLOGY

In this paragraph 9:

Business IT means all Information Technology owned or used by any Group Company and which is material to its business; and

Information Technology means computer systems, communication systems, software and hardware.

(a)                                 So far as the Seller is aware, the Business IT is in good working order in all material respects.  So far as the Seller is aware, the present capacity and performance of the Business IT is sufficient to satisfy the business requirements (including requirements as to data volumes) of the business as it is carried out on the date of this agreement.

(b)                                 So far as the Seller is aware, there are, and, since the Relevant Date, there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses of data which in each case have had (or are having) a material adverse effect on the business.

(c)                                  In relation to any contract pursuant to which any material services relating to, and licences of, Business IT are provided to the relevant Group Company:

(i)                                     so far as the Seller is aware, it is in full force and effect;

(ii)                                  no written notice has been given or received by any relevant Group Company to terminate it; and

(iii)                               the relevant Group Company has not received or sent written notice that it is in breach of any of its obligations or that a dispute has arisen in respect of it and the Seller is not aware of any fact or matter which may give rise to a notice to terminate by a counterparty.

10.                               DATA PROTECTION

In this paragraph 10, Data Protection Legislation means all applicable laws in connection with privacy and protection of personal data in any jurisdiction in which a Group Company operates its business.

(a)                                 So far as the Seller is aware, each Group Company has, since the Relevant Date, complied in all material respects with all applicable requirements (including notification requirements) of the Data Protection Legislation in respect of its business.

(b)                                 No Group Company has, since the Relevant Date, received written notice in respect of any material infringement or alleged infringement of the Data Protection Legislation in respect of its business.

11.                               EMPLOYMENT

(a)                                 The Seller has disclosed to the Purchaser in respect of the Group Companies:

(i)                                     true and complete copies of the service or employment agreements of each employee earning more than EUR 125,000 gross per annum (taking into account both the fixed salary and bonus on the basis that 100% of the relevant target is achieved) (together, the Senior Employees);

(ii)                                  the total number of full time equivalent employees of the Group Companies as at 31 October 2017 and the aggregate salary payable to such full time equivalent employees in October 2017; and

(iii)                               a representative sample or samples of the standard terms and conditions of employment on which employees of the Group are employed.

(b)                                 Except as disclosed under subparagraph 11(a) above, there is not in existence any written or unwritten contract of employment between a Group Company and a Senior Employee which cannot be terminated by 12 months’ notice or less without giving rise to a claim for damages or compensation (other than a redundancy payment or compensation for unfair dismissal or salary payments).

(c)                                  Except as disclosed under subparagraph 11(a) above, there is not outstanding any agreement or arrangement to which a Group Company is a party for profit-sharing or for payments to any Senior Employee of bonuses or for incentive payments or other similar matters.

(d)                                 No Senior Employee has given or been given notice to terminate his employment.

(e)                                  Save as has been disclosed in the Data Room, the Group has no agreement or arrangement with, and does not recognise, a trade union, works council, staff association or other body representing any of its employees.

(f)                                   So far as the Seller is aware, there are no agreements or practices in relation to temporary workers (Leiharbeitnehmer) which are not in compliance with mandatory legal requirements.

(g)                                  So far as the Seller is aware, all foreign employees of the Group Companies have, as far as necessary, a proper work permit (Arbeitserlaubnis) and the Group Companies do not employ any ‘false’ self-employed persons (Scheinselbständige).

(h)                                 The Disclosure Letter contains a complete list of threatened or pending labour disputes against the Group Companies in connection with current or former employees or directors, in each case indicating the status of the proceedings, including:

(i)                                     disputes on the preservation of the current status (Bestandsschutzstreitigkeiten) (including dismissal protection and disputes on the validity of a fixed term, in each case indicating the parties, the date of hire of the claimant and the last annual gross remuneration of the claimant);

(ii)                                  proceedings which relate to claims arising from pension schemes or other benefit schemes (with a description of the disputed regulations);

(iii)                               disputes on post-contractual non-compete obligations with a description of the asserted claims; and

(iv)                              any other labour and service proceedings with an amount in dispute above EUR 30,000.

12.                               PENSIONS

True and complete copies of all documents relating to the pensions arrangements relating to the employees of the Group Companies are included in the Data Room.

13.                               TAX

13.1                        Taxation liabilities

The Group Companies have (taking into account any permitted extension) timely paid all material Taxes shown as payable on any valid and enforceable Tax assessment notice issued by any Taxation Authority or on any Tax return filed by it other than Taxes for which a suspension of enforcement of the Tax payment obligation (i or similar concepts under other jurisdictions) has been granted.

13.2                        Taxation returns

(a)                                 The Group Companies have filed all material Tax returns required to be filed under applicable law in time (taking into account any permitted extension) and with the competent Taxation Authority.

(b)                                 All material records which a Group Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Group Company.

13.3                        Penalties and interest

No Group Company has within the past three years paid or become liable to pay any material interest, penalty, surcharge or fine relating to Taxation.

13.4                        Investigations

No Group Company has within the past 12 months been subject to or, so far as the Seller is aware, is currently subject to any non-routine investigation, audit or visit by any Taxation Authority.

SCHEDULE 5

CLAIMS

1.                                      Due Diligence Investigation

The Purchaser acknowledges and agrees that:

(a)                                 it has performed, with the assistance of professional advisers, a due diligence investigation with respect to the Group Companies and their respective businesses, operations, assets, liabilities and financial condition on the basis of the information provided by or on behalf of the Seller, the management of the Group Companies and (where applicable) their advisers in the context of the transaction contemplated by this agreement (the Due Diligence Investigation);

(b)                                 in the Due Diligence Investigation, the Purchaser and its advisers have had opportunity to review any and all information made available to them, taking into account the timeframe of the transaction; and

(c)                                  in the Due Diligence Investigation, the Purchaser and its advisers have obtained all information and raised all questions that they deemed proper and necessary for the purposes of entering into this agreement, taking into account the timeframe of the transaction, through interviews, presentations and questions submitted to the Seller, other members of the Seller’s Group, the Group Companies and their advisers.

2.                                      Disclosed Information

2.1                               The Data Room, the Information Memorandum, the VDD Reports, the matters disclosed in the Disclosure Letter and the information made available to the Purchaser and its advisers in written answers to questions and in interviews and presentations (together, the Disclosed Information), shall be deemed disclosed to the Purchaser.

2.2                               References in the Disclosure Letter to paragraph numbers shall be to paragraph numbers in Schedule 4 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the Disclosed Information, all of which is made against the Seller’s Warranties as a whole.  Information set out in the Disclosure Letter and other Disclosed Information is included solely to qualify the Seller’s Warranties, is not an admission of liability with respect to the matters covered by such information and is not warranted in any respect whatsoever.  The inclusion of any specific item or amount in the Disclosure Letter or in any other Disclosed Information is not intended to imply that such item or amount (or higher or lower amounts) is or is not material, and no party shall use the fact of the inclusion of any such item or amount in the Disclosure Letter or in any other Disclosed Information in any dispute as to whether any obligation, item, amount or matter not described therein is or is not material for the purposes of this agreement.

3.                                      Exhaustive Provisions

Except for mandatory law requiring otherwise, in particular Sections 123 and 276 para. 3 BGB, and except as otherwise expressly provided in this agreement: (a) the provisions set forth in this Schedule 5 and Schedule 6 shall apply instead and to the exclusion of any and all remedies that would otherwise be available to the Purchaser under statutory law in the event of any breach of the Seller’s Warranties or any breach or non-fulfilment of any other obligation, covenant or undertaking of the Seller arising from or relating to this agreement;

and (b) any further liability of the Seller, its Affiliates and their representatives, employees, directors, agents, officers or advisers and any differing or further rights or claims of the Purchaser other than explicitly provided for in this agreement, irrespective of their nature or legal basis, are hereby expressly excluded and waived, including any right to rescind (anfechten) or to withdraw (zurücktreten) from this agreement or to require on whatever legal basis the winding up of the transactions (Rückabwicklung des Vertrages gleich auf welcher Rechtsgrundlage, z.B. aufgrund großen Schadensersatzes/Schadensersatzes statt der Leistung), to claim remediation (Nacherfüllung), to reduce (mindern) the Purchase Price payable under this agreement and/or to claim damages (Schadensersatz) or reimbursement of frustrated expenditure (Ersatz vergeblicher Aufwendungen). The foregoing shall apply in particular, without limitation, to any rights and claims arising from or in connection with (i) defects in quality or title (Sach- oder Rechtsmängel) pursuant to Sections 437 to 441 BGB, (ii) incorrectness of any of the Seller’s Warranties or other guarantees, warranties, indemnities or similar undertakings, (iii) breach of any contractual or pre-contractual obligation (culpa in contrahendo), including claims pursuant to Sections 241 para. 2, 311 para. 2 and para. 3 BGB or ancillary obligations (Nebenpflichten) including claims pursuant to Section 280 BGB, (iv) tort, (v) interference with the contractual basis pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), or (vi) any other legal basis, such as, without limitation, any rights and claims for intentional behaviour of the persons assisting the Seller in the performance of its contractual obligations (Erfüllungsgehilfen) pursuant to Section 278 BGB.

4.                                      Scope of Remedies

4.1                               In the event of any breach of the Seller’s Warranties or breach or non-fulfilment of any other obligation, covenant or undertaking of the Seller arising from or in connection with this agreement other than those claims set forth in paragraph 2 of Schedule 6 for which the provisions contained in Schedule 6 shall prevail (each a Seller’s Breach and each claim of the Purchaser due to such breach being a “Claim” as defined in subclause 1.1), the Seller shall, at the Seller’s sole discretion, either (i) within a period of three (3) months put the Purchaser into the same position it would have been in if the Seller’s Breach had not occurred (Naturalrestitution); or (ii) compensate the Purchaser for the damages within the meaning of Section 249 et seq. BGB suffered by the Purchaser as a result of such Seller’s Breach in accordance with the provisions contained in this agreement. For the purpose of determining the scope of the Seller’s liability, only the actual losses incurred by the Purchaser (calculated on a Euro for Euro basis) shall be taken into account and not any potential reductions in value (Wertminderung) of the business of, or the shares in, the Group Companies, it being understood that the Purchaser’s internal evaluation of the business including the underlying evaluation methods applied by the Purchaser shall not be taken into account when determining the amount of the damages. The Seller shall further in no event be liable for any indirect damages (mittelbare Schäden), consequential damages (Folgeschäden), losses caused by business interruption (Betriebsunterbrechungsschäden), lost profits (entgangener Gewinn), administration and overhead costs or any internal costs and expenses incurred by the Purchaser, frustrated expenses (Ersatz vergeblicher Aufwendungen) in the meaning of Section 284 BGB, losses incurred by a failure to realise synergies between the Group Companies and Purchaser and its Affiliates, losses of goodwill and disadvantages resulting from damages of reputation.

4.2                               The Seller shall in no event owe to the Purchaser any gross-up for Taxes falling due in connection with any payment received from the Seller under a Claim.

5.                                      Exclusion of Remedies

5.1                               The Seller shall not be liable, and the Purchaser shall not have any Warranty Claim, if and to the extent that the matter or circumstances giving rise to the claim:

(a)                                 were known, or should reasonably have been known, to the Purchaser or its advisers on the basis of:

(i)                                     the Due Diligence Investigation; or

(ii)                                  the Disclosed Information; or

(b)                                 except in respect of the Agreed Litigation Matters (which were provided for information purposes only), were fairly disclosed in the Disclosed Information; or

(c)                                  were disclosed in this agreement including the Schedules and/or annexes hereto.

5.2                               The Seller shall not be liable, and the Purchaser shall not have any Warranty Claim (other than any Warranty Claim in respect of Tax Warranties), if and to the extent that:

(a)                                 the matter to which the claim relates has been taken into account by way of a provision (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or otherwise in the Accounts or in calculating the Purchase Price, including in respect of the first EUR 700,000 of any damages relating to the Known VAT Risk (for which a provision in excess of that amount has been made in the management accounts of the Group Companies for the year ended 31 December 2017) which amount of EUR 700,000 the Purchaser agrees has been taken into account in calculating the Purchase Price; or

(b)                                 any Group Company, the Purchaser or any of its Affiliates has a claim for compensation of, or indemnification from, the damage against a third party; or

(c)                                  the claim results from a failure of the Purchaser, its Affiliates or (after Closing) of the Group Companies to mitigate damages pursuant to Section 254 para. 1 and para. 2 BGB; or

(d)                                 the matter or circumstances giving rise to the claim:

(i)                                     has been or is made good or is otherwise compensated for without cost to the Purchaser or any Group Company; or

(ii)                                  would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by any Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(iii)                               would not have arisen (or would have been reduced) but for any change at or after Completion of (i) the date to which any Group Company makes up its accounts or (ii) in the bases, methods, principles or policies of accounting of any Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods, principles or policies of accounting as at the date of Completion are not in accordance with any published accounting practice or principle then current; or

(iv)                              would not have arisen (or would have been reduced) but for any failure or omission by any Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Accounts or was referred to in the Disclosed Information; or

(v)                                 would not have arisen (or would have been reduced) but for any claim, election, surrender, revocation or disclaimer made or notice or consent given after Completion by any Group Company or any member of the Purchaser’s Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts; or

(e)                                  the procedures and time limits set forth in paragraphs 9 and/or 11 of this Schedule were not observed by the Purchaser or the Group Companies unless the Purchaser can show that such non-compliance has neither caused nor increased the Seller’s liability pursuant to this agreement; or

(f)                                   the damage or loss results from, or is increased by, any act or omission agreed in, and in compliance with, this agreement or any act or omission of any member of the Seller’s Group or any Group Company on or before Completion carried out at the express written request of the Purchaser or any act or omission of the Purchaser or any Group Company after Completion outside the ordinary course of business.

6.                                      Acknowledgement

The Purchaser acknowledges and agrees that neither it nor any of its employees, officers or advisers are aware of any matter or circumstance which is inconsistent with any of the Seller’s Warranties or makes any of them untrue or inaccurate.

7.                                      Financial limits

Subject to paragraph 23, the liability of the Seller shall be limited as follows:

(a)                                 there shall be disregarded for all purposes:

(i)                                  subject to sub paragraph (a)(ii) and (a)(iii), any Claim in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than EUR 100,000;

(ii)                               subject to sub paragraph (a)(iii) any Claim in respect of an Agreed Litigation Matter, in respect of which the amount of the damages to which the Purchaser would otherwise be entitled (having deducted the amount of any set off, counterclaim, deduction or retention against or in connection with any such Agreed Litigation Matter) is less than the value attributed to such Agreed Litigation Matter in the column entitled “Amount” in Part B of the litigation report referenced at item 5 of Schedule 3 of the Disclosure Letter;

(iii)                            in relation to any Claim in respect of an Agreed Litigation Matter, an amount of such Claim equal to the aggregate of: (A) the value attributed to such Agreed Litigation Matter in the column entitled “Amount” in Part B of the litigation report referred to at item 5 of Schedule 3 of the Disclosure Letter; and (B) the amount of any set off, counterclaim, deduction or retention against or in connection with any such Agreed Litigation Matter;

(b)                                 other than in relation to Claims in respect of Agreed Litigation Matters, the Seller shall not be liable in respect of any Claim unless the aggregate amount of damages resulting from any and all Claims (other than Claims in respect of Agreed Litigation Matters or Claims disregarded as contemplated by paragraph (a) oben) exceed in aggregate EUR 400,000, provided that the Seller shall be liable for the aggregate amount of all such Claims as agreed or determined and not just the excess; and

(c)                                  with the exception of claims for wilful deceit (arglistige Täuschung) and other intentional breaches of contract (vorsätzliche Vertragsverletzungen) which shall not be subject to any cap:

(i)                                  the maximum aggregate liability of the Seller in respect of all and any Claims relating to the Known VAT Risk shall not exceed EUR 1,000,000; the maximum aggregate liability of the Seller in respect of all Claims in respect of the Title and Capacity Warranties and all and any other Claims (other than any Claims relating to the Known VAT Risk) shall not exceed EUR 1,000,000 provided that such amount shall be increased by the amount of the ADP Payment Amount (if applicable) up to a maximum aggregate amount of EUR 1,025,500; and

(ii)                               the maximum aggregate liability of the Seller in respect of all Claims in respect of the Known VAT Risk, the Title and Capacity Warranties and all and any other Claims shall not exceed EUR 2,000,000.

8.                                      Time limits

The liability of the Seller in respect of all Claims shall terminate:

(a)                                 on the earlier of: (i) six months after the date of the final, binding and non-appealable assessment (formell und materiell bestandskräftige Festsetzung) of the relevant Tax; and (ii) the fifth anniversary of the date of this agreement, in respect of the Tax Warranties and in respect of Tax Covenant Claims;

(b)                                 on the date falling 18 months after the date of this agreement, in respect of all other Seller’s Warranties (except the Title and Capacity Warranties); and

(c)                                  on the third anniversary of the date of this agreement, in respect of all Other Claims and any Warranty Claims in respect of the Title and Capacity Warranties,

except (A) in respect of any claim arising as a result of wilful deceit (arglistige Täuschung) or of other intentional breaches of contract (vorsätzliche Vertragsverletzungen) which claims shall become time-barred in accordance with the statutory rules in Sections 195 and 199 BGB and (B) in respect of any Claim of which notice is given to the Seller in accordance with the provisions of paragraph 9 below before the relevant date in paragraphs (a) to (c) above.  The liability of the Seller in respect of any Claim shall in any event terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Claim in accordance with the provisions of paragraph 9 below.

9.                                      Notice

If the Purchaser or any Group Company becomes aware of a matter or circumstance which may give rise to a Claim, the Seller shall not be liable in respect of it unless the Purchaser gives notice to the Seller specifying the relevant facts (including the Purchaser’s estimate, on a without prejudice basis, of the amount of such Claim) as soon as reasonably practicable (and in any event within 45 days) after it or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance.

10.                               Reduction in Purchase Price

Any payment made by the Seller in respect of a Claim shall, to the maximum extent possible, be deemed to be a reduction in the Purchase Price.

11.                               Conduct of Third Party Claims

If a Claim (other than a Claim under the Tax Warranties or a Tax Covenant Claim) arises as a result of, or in connection with, a liability or alleged liability of a Group Company to a third party including in relation to an Agreed Litigation Matter (a Third Party Claim), then the Purchaser must, until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)                                 procure that each relevant Group Company reasonably consults with the Seller, and takes account of the reasonable requirements of the Seller, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)                                 keep, or procure that each relevant Group Company keeps, the Seller reasonably informed of the progress of the Third Party Claim and provide, or procure that each relevant Group Company provides, the Seller with copies of all relevant documents and such other information in the Purchaser’s or a Group Company’s possession as may be reasonably requested by the Seller; and

(c)                                  procure that no relevant Group Company shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.

12.                               Provision of information

Nothing in paragraph 11, or in paragraphs 7 or 8 of Schedule 6, shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party.  If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to those paragraphs:

(a)                                 that information must only be used by the Recipient in connection with the Third Party Claim and clause 13 shall in all other respects apply to that information; and

(b)                                 to the extent that information is privileged:

(i)                                     no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)                                  if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall or, if the Recipient is a Group Company, the Purchaser shall procure that the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

13.                               Duty to mitigate

Nothing in this agreement shall relieve the Purchaser from its statutory duty under Section 254 BGB to mitigate any loss or damage incurred by it as a result of any matter or circumstance giving rise to a Claim.

14.                               Subsequent recovery

If:

(a)                                 the Seller makes a payment in respect of a Claim (other than a Claim under the Tax Warranties or a Tax Covenant Claim) (the Damages Payment);

(b)                                 at any time after the making of such payment any Group Company or the Purchaser receives any sum or benefit (whether by payment, discount, credit, relief, insurance or otherwise) other than from the Seller which would not have been received but for the matter or circumstance giving rise to that Claim (the Third Party Sum);

(c)                                  the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)                                 the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Claim in question (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it or the relevant Group Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs reasonably incurred by the Purchaser or the relevant Group Company in recovering the Third Party Sum.

15.                               Insurance

Without prejudice to the Purchaser’s duty to mitigate any loss in respect of any of the Seller’s Warranties being untrue or inaccurate, if in respect of any matter which would otherwise give rise to a Claim, any of the Group Companies is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion and reasonably to be expected from a prudent businessman who is acting in the same sector as the Group Companies), the amount of insurance monies to which that Group Company is or would have been entitled shall reduce pro tanto or extinguish that Claim.

16.                               Voluntary actions

The Purchaser shall refrain from doing, and shall procure that the Group Companies shall refrain from doing, any act or thing (other than in the ordinary course of business of the Group Companies) which may give rise to a Claim which would not otherwise arise, provided that the primary purpose of such act or thing is to give rise to such a Claim.

17.                               Waiver of set-off etc.

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement or any of the other Transaction Documents which it might otherwise have by virtue of any Claim.

18.                               Right to remedy

If the matter or circumstance giving rise to a Claim is capable of remedy, the Purchaser shall procure that the Seller is given a 30-day period to remedy the relevant matter or circumstance and shall, without prejudice to the Purchaser’s duty to mitigate its loss, provide, and shall procure that each relevant Group Company shall provide, all reasonable assistance to the Seller to remedy the relevant matter or circumstance.

19.                               Contingent liabilities

If any Claim is based upon a liability which is contingent only, the Seller shall not have any obligation to make a payment in respect thereof unless (and until) such liability ceases to be contingent.

20.                               No double recovery

The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.  For this purpose, recovery by any Group Company shall be deemed to be recovery by the Purchaser.

21.                               Subsequent sale

The Seller shall not have any liability in respect of any Claim arising out of a matter or circumstance affecting any Group Company if the notice given in the terms described in this agreement in relation to the relevant matter or circumstance is given at a time when the Group Company concerned has ceased to be a subsidiary of the Purchaser.

22.                               Tax Warranties

The provisions of paragraphs 4, 5, 7 and 8 of Schedule 6 shall apply to the Tax Warranties.

23.                               Effect of wilful deceit and intentional breaches

The limitations set out in this Schedule shall not apply to limit the liability of the Seller in the event of claims for wilful deceit (arglistige Täuschung) and other intentional breaches of contract (vorsätzliche Vertragsverletzungen) on the part of the Seller.

SCHEDULE 6

TAX COVENANT

1.                                      INTERPRETATION

1.1                               In this Schedule, unless the contrary intention appears, words and expressions defined elsewhere in this agreement have the same meaning and:

Post Completion Relief means a Relief arising to a Group Company which is not a Seller’s Relief;

Potential Liability means a liability to or claim for Taxation or a non-availability, loss, reduction or cancellation of any Relief which may result in a claim against the Seller under this Schedule, or which may do so if paragraph 7 of Schedule 5 were not to apply, or any matter which may result in a claim against the Seller for breach of a Tax Warranty;

Relevant Period means any period ended prior to Completion in respect of which a Group Company is required to make a return or a payment to a Taxation Authority;

Relief means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Taxation or any right to a repayment of Taxation;

Saveable Amount means, in respect of a Relief, the amount by which a liability to Taxation may be decreased by the use of that Relief;

Seller’s Conduct Matter means the preparation and submission of all notices, claims, returns and computations, the preparation and submission of all correspondence relating to such notices, claims, returns and computations and the negotiation and agreement of all matters relevant to the Tax position of a Group Company for a Relevant Period;

Seller’s Group means the Seller and those companies (other than a Group Company) which may be treated for relevant Taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Seller or otherwise associated with the Seller;

Seller’s Relief means a Relief arising to a Group Company as a result of a Transaction or Transactions occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion;

Straddle Period means any period commencing before Completion which is not a Relevant Period; and

Transaction means any transaction, event, act or omission (or any transaction, event, act or omission deemed to occur for Taxation purposes).

1.2                               In this Schedule, references to:

profits include income, profits or gains of any description and from any source;

profits earned on or before a certain date or in respect of a certain period include profits treated as, or deemed to be, earned on or before that date or in respect of that period for Taxation purposes;

profits earned include profits earned, accrued or received (or treated as, or deemed to be, earned, accrued or received for Taxation purposes);

a repayment of Taxation includes any repayment supplement or interest in respect of it; and

Taxation includes, in a case where Taxation for which a Group Company is liable is discharged by another person, the amount corresponding to that Taxation for which a Group Company is, after that discharge, liable.

1.3                               For the purposes of this Schedule, a Group Company shall be deemed to be liable for a payment of Taxation, and to make that payment of Taxation, if a Group Company would be liable for a payment of Taxation but for the use or setting off against profits or against a liability to pay Taxation of a Post Completion Relief.

1.4                               In this Schedule, unless the contrary intention appears, a reference to a paragraph or subparagraph is to a paragraph or subparagraph of this Schedule.

2.                                      COVENANT

2.1                               The Seller covenants with the Purchaser that, subject to the following provisions of this Schedule, the Seller will pay to the Purchaser, to the extent possible by way of repayment of the Purchase Price for the Shares (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(a)                                 any payment of Taxation made or to be made by a Group Company the liability for which arises as a result of any Transaction or Transactions occurring on or before Completion (other than Taxation arising in respect of income, profits or gains earned after Completion as a result of any such Transaction or Transactions) or in respect of any profits earned on or before Completion; and

(b)                                 any out-of-pocket costs or expenses reasonably and properly incurred by the Purchaser or a Group Company solely and directly in connection with any payment of Taxation referred to in the preceding paragraph or in connection with any action taken in avoiding, resisting or settling any such payment of Taxation, whether or not a Group Company is or may be entitled to claim reimbursement of the payment from any person.

2.2                               For the purposes of this Schedule (other than paragraph 3), all rights and liabilities of the parties shall be calculated on the assumption (if not actually the case) that the date of Completion is the end of an accounting period or a taxable period (as appropriate).

3.                                      PAYMENT

A payment to be made by the Seller under paragraph 2 shall be made (i) within ten Business Days from the date on which notice setting out the amount due is received by the Seller from the Purchaser or a Group Company in accordance with paragraph 9 of Schedule 5 or (ii) if later:

(a)                                 subject to subparagraph (b), in the case of a payment of Taxation within subparagraph 2.1(a), on the date which is two Business Days prior to the last date on which that payment of Taxation may be made in order to avoid incurring a liability to interest or penalties; and

(b)                                 if the payment relates to a liability to make a payment of Tax which is disputed by the Seller or a Group Company (a Disputed Liability) and the date on which payment of that Tax is required by law has been postponed following an application to the relevant Taxation Authority, court or tribunal, or the Tax does not in practice have to be paid until the Disputed Liability is determined, five Business Days before the date on which payment in respect of that Tax becomes required by law after that postponement, or is in practice required to be made following determination of the Disputed Liability, provided always that:

(i)                                     if any action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability (including any such action to be taken at the request or direction of the Seller in accordance with any provision of this Schedule) cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or if failure to pay the Disputed Liability would have a material adverse effect on the business of the Purchaser’s Group, then the Seller shall pay to the Purchaser an amount equal to that amount of Tax (a Disputed Tax Payment) within five Business Days after receipt by the Seller of written notice from the Purchaser specifying that amount and including evidence reasonably satisfactory to the Seller that the action to be taken for the purposes of resisting, appealing, disputing, compromising or defending that Disputed Liability cannot be taken prior to the Tax that is the subject matter of the Disputed Liability, or a payment on account of that Tax, being paid, or of the material adverse effect on the business of the Purchaser’s Group; and

(ii)                                  if the Seller makes a Disputed Tax Payment, and the Disputed Liability is settled, compromised or determined at a lesser sum than the amount of the Disputed Tax Payment, then the difference between the Disputed Tax Payment and the amount for which the Disputed Liability is settled, compromised or determined shall be repaid to the Seller within five Business Days after, as applicable: (A) the receipt of a repayment in respect thereof by a Group Company or any member of the Purchaser’s Group from the relevant Taxation Authority; or (B) if such a repayment is set off against any other amount payable to the relevant Taxation Authority, the date upon which that other amount would otherwise have been due for payment.

4.                                      EXCLUSIONS

The covenants contained in paragraph 2 shall not extend to any liability otherwise falling within this Schedule or under the Tax Warranties to the extent that:

(a)                                 the matter to which the claim relates has been taken into account by way of a provision (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or otherwise in the Accounts or in calculating the Purchase Price, including in respect of the first EUR 700,000 of any damages or liability relating to the Known VAT Risk (for which a provision in excess of that amount has been made in the management accounts of the Group Companies for the year ended 31 December 2017) which amount of EUR 700,000 the Purchaser agrees has been taken into account in calculating the Purchase Price; or

(b)                                 the liability is:

(i)                                     interest arising from a failure to pay Taxation to a Taxation Authority within a reasonable time after the Seller has made a payment of an amount in respect of that liability to Taxation under paragraph 3; or

(ii)                                  interest attributable to a period after Completion on an amount to which paragraph 2 does not apply by virtue of subparagraph 4(a) or 4(c); or

(iii)                               a penalty or fine incurred after Completion in connection with such an amount; or

(c)                                  it would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the date of this agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(d)                                 it would not have arisen (or would have been reduced) but for a voluntary act or omission carried out or effected by the Purchaser or a Group Company after Completion other than an act or omission which:

(i)                                     is in the ordinary course of business as carried on by a Group Company at Completion and could not reasonably have been avoided; or

(ii)                                  a Group Company was legally committed to do, or omit to do, under a commitment that existed on or before Completion; or

(e)                                  it has been made good by insurers or otherwise compensated for without cost to the Purchaser or a Group Company; or

(f)                                   any income, profits or gains to which the payment is attributable were actually earned or received by or actually accrued to a Group Company; or

(g)                                  it arises as a consequence of any failure by the Purchaser or a Group Company to comply with any of their respective obligations under this Schedule; or

(h)                                 it arises as a result of the failure or omission of a Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was contained in the Disclosed Information; or

(i)                                     it arises as a result of any claim, election, surrender, revocation or disclaimer made or notice or consent given after Completion by a Group Company or any member of the Purchaser’s Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, disclaimer, notice or consent which is made at the prior request of the Seller pursuant to their rights under this Schedule; or

(j)                                    it arises as a result of any change after Completion of the date to which a Group Company makes up its accounts or in the bases, methods or policies of accounting of a Group Company other than a change which is reported by the auditors for the time being of a Group Company to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any generally accepted accounting practice or principle then current; or

(k)                                 it would not have arisen (or would have been reduced) but for a cessation, or any change in the nature or conduct, of any trade carried on by a Group Company at Completion, being a cessation or change occurring on or after Completion; or

(l)                                     it would not have arisen (or would have been reduced) but for a change in the rate of the tax depreciation available to a Group Company or a reallocation or deferral of deductible expenses into a period ending after Completion; or

(m)                             it relates to transfer taxes, stamp duties or other Taxation which is not imposed on or calculated by reference to net income, profits or gains and which in any case arise as a result of the sale of the Shares pursuant to this agreement; or

(n)                                 it arises or is increased as a result of transfer pricing legislation (or its equivalent) to the extent that a Group Company or a member of the Purchaser’s Group has obtained or will obtain a corresponding adjustment (and for these purposes a Group Company or a member of the Purchaser’s Group shall use reasonable endeavours to obtain a corresponding adjustment within a reasonable time); or

(o)                                 it would not have arisen (or would have been reduced) but for any act, omission, transaction or arrangement carried out by the Seller or any Group Company prior to Completion at the written request or with the approval of the Purchaser.

5.                                      CORRESPONDING BENEFIT, THIRD PARTY RECOVERIES AND REFUNDS

5.1                               If a Group Company (or any successor to all or any part of its business) or the Purchaser receives a benefit or makes a saving which it would not have received or made but for the circumstances giving rise to a claim under this Schedule or under the Tax Warranties, then:

(a)                                 the Purchaser shall procure that full details of the benefit or saving are given to the Seller as soon as practicable and in any event within ten Business Days of receipt of the benefit or saving in question;

(b)                                 the Purchaser shall procure that, as soon as practicable and in any event within ten Business Days of the date when the benefit is received or saving in question is made (being the date when the Taxation would otherwise have been due to avoid interest or penalties which are not due by virtue of the saving), any payment already made by the Seller in respect of the claim is forthwith repaid to the Seller up to the amount of the benefit or saving and that any interest or repayment supplement received relating to the benefit or saving so far as repaid is also forthwith paid to the Seller; and

(c)                                  any amount of the benefit or saving (including any interest or repayment supplement) that is not so paid to the Seller shall be carried forward and set off against any future payment or payments which become due from the Seller under this Schedule or under the Tax Warranties.

5.2                               If a Group Company or the Purchaser is entitled to receive a benefit or make a saving, as referred to in subparagraph 5.1, it shall use all reasonable endeavours to obtain any such benefit or make such saving within a reasonable time.

5.3                               If the Purchaser or a Group Company is or may be entitled to recover from a person (including any Taxation Authority, but excluding the Seller) a sum in respect of any claim which gives rise to a liability on the part of the Seller under this Schedule or under the Tax Warranties, then:

(a)                                 the Purchaser or a Group Company shall give the Seller full details of the entitlement as soon as practicable and in any event within ten Business Days of the Purchaser or a Group Company becoming aware of those details;

(b)                                 the Purchaser shall at the request of the Seller and at the Seller’s expense take all reasonable steps to recover or to procure the recovery of the sum, keeping the Seller fully informed of the progress of any action taken;

(c)                                  the Purchaser shall as soon as practicable and in any event within ten Business Days of recovery of any sum, pay an amount equal to that sum to the Seller including any interest or repayment supplement received on or in respect of the amount payable to the Seller so far as it does not exceed any payments already made by the Seller in respect of the relevant claim and pay to the Seller any interest or repayment supplement received on or in respect of the amount payable to the Seller; and

(d)                                 so far as not paid to the Seller, the amount of the sum recovered (including any interest or repayment supplement) shall be carried forward and set against any future payment or payments which become due from the Seller under this Schedule or under the Tax Warranties.

5.4                               If a Group Company is or may be entitled to receive from any Taxation Authority a repayment or credit in respect of Taxation relating to any period ended on or before Completion then:

(a)                                 the Purchaser shall give the Seller full details of the entitlement as soon as practicable and in any event within ten Business Days of the Purchaser becoming aware of the entitlement arising;

(b)                                 the Purchaser shall at the request of the Seller take all reasonable steps to procure that the repayment or credit shall be obtained, keeping the Seller fully informed of the progress of any action taken; and

(c)                                  an amount equal to the repayment or credit (including any repayment supplement or interest) received by the Purchaser or a Group Company shall be paid by the Purchaser to the Seller within five Business Days of receipt.

6.                                      MITIGATION

6.1                               No liability shall arise for the Seller under this Schedule in respect of a liability to Taxation unless, and then only to the extent that, the amount of that liability to Taxation exceeds the Saveable Amount in respect of:

(a)                                 any Seller’s Relief available to mitigate that liability to Taxation; or

(b)                                 any Seller’s Relief which would have been available to mitigate that liability to Taxation had it not been used against one or more Taxation liabilities which do not give rise to a liability for the Seller under this Schedule.

6.2                               The Purchaser shall, if the Seller shall at any time request and at the Seller’s expense, deliver to the Seller a report from a Group Company’s auditors for the time being confirming that in their opinion all such Reliefs have been used in accordance with subparagraph 6.1.

7.                                      CONDUCT OF TAX AFFAIRS

7.1                               The Purchaser shall cause the Group Companies to procure that:

(a)                                 the Seller (or such professional advisers as the Seller may select) shall have the sole conduct of the Seller’s Conduct Matter (which, for the avoidance of doubt, shall include such matters in respect of any period for which the Company was a member of a fiscal unity for corporate income tax purposes);

(b)                                 the Seller (or its advisers) shall be provided promptly with any information received by the Purchaser or a Group Company, or of which the Purchaser or a Group Company otherwise becomes aware, which may be relevant to the Seller’s Conduct Matter, and with such assistance (including assistance from employees of the Purchaser and a Group Company) and access to such documents and records of, or relating to, a Group Company, as the Seller (or its advisers) may reasonably require in connection with the Seller’s Conduct Matter;

(c)                                  the Group Companies retain for a period of ten years from Completion, or such longer period as is required by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Seller’s Conduct Matter;

(d)                                 a Group Company shall immediately authorise, sign and submit to the relevant Taxation Authority such returns and other ancillary information, accounts, statements and reports relating to a Relevant Period and make such claims and elections and give such consents and comply with all procedural requirements in respect of the making or giving of such returns, ancillary information, accounts, statements and reports or such claims, elections or consents as the Seller (or its advisers) may, in its absolute discretion, direct in writing;

(e)                                  a Group Company shall appoint such person or persons as the Seller shall direct (including the Seller) from time to time to act as agent for a Group Company to deal with the Seller’s Conduct Matter and shall notify the relevant Taxation Authority of such appointment;

(f)                                   a Group Company shall not do any act or thing (including, in particular, the carry-back of losses from accounting periods ending after Completion) after Completion which:

(i)                                     might affect a Group Company’s ability to make claims for allowances or reliefs in respect of any Relevant Period; or

(ii)                                  would reduce or extinguish any relief or allowance relating to any Relevant Period; and

(g)                                  a Group Company shall not (unless so directed in writing by the Seller) amend, disregard, withdraw or disclaim any elections, claims or benefits in respect of any Relevant Period.

7.2                               If the Seller directs a Group Company to make a payment on account to any Taxation Authority in respect of any matter over which the Seller has conduct and the Seller has paid an equivalent amount to the Purchaser, a Group Company shall, or the Purchaser shall procure that a Group Company shall, make the payment to the relevant Taxation Authority within two Business Days of the Purchaser receiving the money from the Seller.  If the Seller makes a payment to the Purchaser pursuant to this subparagraph such payment shall, to the extent of the payment, be deemed to discharge the liability of the Seller to the Purchaser under paragraph 2 or for breach of the Tax Warranties, in respect of such liability.

7.3                               Subject to subparagraphs 7.4 to 7.6 and the provisions of paragraph 8, the Purchaser and its advisers shall have sole conduct of all tax affairs of a Group Company other than a Seller’s Conduct Matter.

7.4                               Where any computation, return, ancillary information, statements, reports or accounts is or are required to be submitted for, or in respect of, the Straddle Period, a draft shall be submitted by the Purchaser to the Seller marked for the attention of the company secretary (or such advisers as it shall nominate) at least 20 Business Days before its intended submission to any Taxation Authority and the Seller and its advisers shall be given access to all information necessary to determine its accuracy.  In addition, the Seller shall be kept informed by the Purchaser of any negotiations regarding the Taxation liabilities of a Group Company relating to the Straddle Period and before any agreement in respect of those Taxation liabilities is reached with such authority, details of the proposed agreement shall be given by the Purchaser to the Seller at least 15 Business Days before the proposed conclusion of such agreement.

7.5                               If, within 15 Business Days of receiving any draft computation, draft return, draft ancillary information, draft statements, draft reports, draft accounts, details of negotiations or proposed agreements referred to in subparagraph 7.4, the Seller makes any representations to the Purchaser those representations shall, to the extent that they are reasonable, be reflected in the computations, returns, ancillary information, statements, reports, accounts, negotiations or agreement with the relevant Taxation Authority.

7.6                               If the parties, having negotiated in good faith for a period of 20 Business Days, fail to reach agreement as to whether the representations made by the Seller are reasonable, either the Seller or the Purchaser may refer the matter for determination by a member of a firm of chartered accountants who is also a member of the Institute of Chartered Accountants (IdW) in Germany (the Expert).  The Expert shall be appointed either by agreement between the parties or (if they do not agree within five Business Days of the party wishing to make the reference notifying the other of the proposed reference) on the application of either the Seller or the Purchaser to the President for the time being of the Chartered Institute of Taxation or (in the absence of an appointment by the President for the time being of the Chartered Institute of Taxation) on the application by either the Seller or the Purchaser to the President for the time being of the Law Society.  The Expert shall decide the matter in question as an expert (and not as an arbitrator) and his decision shall be final, except in the case of manifest error.  Both parties shall make all relevant information available to the Expert.  The costs of the Expert shall be borne by the parties in such proportions as the Expert considers to be fair and reasonable in all the circumstances.

8.                                      CONDUCT OF TAX CLAIMS

8.1                               If the Purchaser or a Group Company receives any letter, enquiry, notice, demand, determination, assessment or other document, or a Taxation Authority takes any action, from which it appears that a Group Company may incur or suffer a Potential Liability, or if the Purchaser or a Group Company is, or becomes, aware of any fact which affects, or which may affect, any assessment which may give rise to a Potential Liability, the Purchaser shall or shall procure that a Group Company shall, notify the Seller of the relevant facts as soon as practicable and in any case involving an assessment with a time limit for appeal at least ten Business Days before the expiry of that time limit and in any other case, in any event within ten Business Days of receipt thereof.

8.2                               On the giving of the notice referred to in subparagraph 8.1, the Seller shall be entitled at any time to elect that subparagraphs 7.1(a) and 7.1(b) shall apply to the Potential Liability as if it were a Seller’s Conduct Matter and shall be entitled to resist the Potential Liability in the name of a Group Company and have the conduct of any appeal, dispute, compromise or defence of the Potential Liability and of any incidental negotiations relating thereto subject to the Seller having indemnified the Purchaser and a Group Company to their reasonable satisfaction against all charges, costs and expenses which they may incur in resisting the Potential Liability and in complying with their obligations under subparagraph 7.1(b).

8.3                               Subject to any election made under subparagraph 8.2 and the provisions of subparagraphs 8.4 to 8.10, the Purchaser and its advisers shall have sole conduct of negotiations and correspondence relating to the Potential Liability.  The Purchaser agrees to conduct such negotiations and correspondence as expeditiously as reasonably practicable.

8.4                               Where any correspondence, return, ancillary information, statements, reports, accounts or other documentation is or are required to be submitted to a Taxation Authority in relation to a Potential Liability, the Purchaser shall procure that a draft shall be submitted to the Seller using the notice details specified in subclause 14.1 (or such other person or advisers as the Seller shall nominate) at least 15 Business Days before its intended submission (or if there is a statutory or administrative time limit for submitting such correspondence, return, ancillary information, statements, reports, accounts or other documentation, such draft shall be sent to the Seller as aforesaid at such time as is reasonable in the circumstances, before its intended submission).

8.5                               The Purchaser shall procure that the Seller shall be kept fully informed of any negotiations regarding the tax liabilities of a Group Company relating to the Potential Liability and that the Seller is provided with:

(a)                                 a copy of all correspondence or other documentation received by the Purchaser or a Group Company (including a note of any material communications or discussions not in written form) in respect of a Potential Liability within ten Business Days of receipt (or such communications or discussions taking place, as appropriate); and

(b)                                 notification of any proposed meeting with the relevant Taxation Authority, together with an agenda for that meeting as soon as reasonably practicable.  Where any such meeting is to take place between the Purchaser or a Group Company and the relevant Taxation Authority, the Seller shall be entitled to send a representative to that meeting.

8.6                               The Purchaser shall procure that the Seller and its advisers shall be given access to such information and provided with such assistance (including assistance from employees of the Purchaser and a Group Company and access to any external advisors appointed by the Purchaser) as is reasonable and necessary to determine the accuracy or to review any correspondence, return, ancillary information, statements, reports, accounts submitted to it pursuant to subparagraph 8.4 oben or to consider any action proposed to be taken by a Group Company, including any proposed negotiation, agreement or compromise in relation to any Potential Liability.

8.7                               If the Seller sends to the Purchaser any written requests for documents or any written requests for responses to any questions in respect of a Potential Liability, the Purchaser shall, provided such requests are reasonable, provide such documentation or answer such questions (which answers shall be in written form), as the case may be, within 20 Business Days of receipt of such request or question.

8.8                               If, within 15 Business Days (or such lesser time as is reasonable if there is a statutory or administrative time limit for making submissions to the relevant Taxation Authority) of receiving any draft computation, return, ancillary information accounts or correspondence or details of negotiations or proposed agreements or compromises referred to in the subparagraphs above, the Seller makes any representations to the Purchaser those representations shall, except to the extent that they are unreasonable, be reflected in such tax computations, returns, ancillary information, statements, reports, accounts; or correspondence, negotiations, agreements or compromises.  If the Seller does not make any representations in the appropriate time as referred to above, or if it makes such representations which are reflected in such revised drafts, the Seller shall be deemed to have agreed the contents of such drafts and the Purchaser shall be free to make such submissions to the relevant Taxation Authority.

8.9                               If the parties, having negotiated in good faith for a period of 20 Business Days, fail to reach agreement as to whether the representations made by the Seller are unreasonable, the provisions of subparagraph 7.6 shall apply as if the representations were in respect of the tax affairs of a Group Company during the Straddle Period.

8.10                        The Purchaser will not, and will procure that a Group Company will not, compromise or settle any Potential Liability or agree any matter which may affect the outcome of any dispute or negotiation with any Taxation Authority in relation to any Potential Liability without the written consent of the Seller.

SIGNATORIES

Signed by	)
for LEI EUROPEAN INVESTMENTS B.V.	)
	)	/s/ Dr. Stefan Witte
Dr. Stefan Witte, under power of attorney

Signed by	)
for LAUREATE INTERNATIONAL B.V.	)
	)	/s/ Dr. Stefan Witte
Dr. Stefan Witte, under power of attorney

Signed by	)
for GLOBAL UNIVERSITY SYSTEMS GERMANY B.V.	)	/s/ Dr. Robert Mai
Dr. Robert Mai, under power of attorney